Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FOURTH QUARTER OF FISCAL 2019

Red Bank, N.J.  October 31, 2019  -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced a quarterly distribution of $0.16 per unit for the fourth quarter of fiscal 2019, payable on November 27, 2019 to holders of record on November 15, 2019. Natural gas sold during the third calendar quarter of 2019 is the primary source of royalty income on which the November 2019 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.16 per unit is 6.67%, or $0.01 per unit, higher than the distribution of $0.15 per unit for the fourth quarter of fiscal 2018. For the quarter ending October 31, 2019, the combination of higher gas sales and positive royalty adjustments from calendar 2018 offset the negative impact of the decline in gas prices and the lower average exchange rate, which resulted in the higher distribution. Specific details will be available in the earnings press release scheduled for publication on or about November 15, 2019.

The table below shows an estimate of the amount of royalties anticipated to be received in the first quarter of fiscal 2020 based on the actual amount of royalties that were payable to the Trust for the third calendar quarter of 2019. Amounts in dollars are based on the current exchange rate of 1.109174. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The November estimate below includes a negative adjustment from the prior quarter of Euros 317,341. Distributions are based on royalty income received less expenses incurred.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
November	Euros 96,299	$106,812	$0.0116
December	Euros 413,640	$458,799	$0.0499
January	Euros 413,640	$458,799	$0.0499

The cumulative 12-month distribution for fiscal 2019, which includes this November distribution and the three prior quarterly distributions, is $0.82 per unit. This 12-month cumulative distribution is 17.14% or $0.12 per unit higher than the cumulative 12-month distribution of $0.70 for fiscal 2018. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.